UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)

                          SUN COMMUNITY BANCORP LIMITED
                          -----------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)


                                  866678 10 5
                                 --------------
                                 (CUSIP Number)

                               December 31, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)
     [ ]   Rule 13d-1(c)
     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
---------------------                                          -----------------
CUSIP NO. 866678 10 5                                          Page 2 of 5 Pages
---------------------                                          -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Capitol Bancorp Ltd.
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States of America
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    2,815,521
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       2,815,521
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,815,521
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   48.47%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   HC
   -----------------------------------------------------------------------------

                                  SCHEDULE 13G
---------------------                                          -----------------
CUSIP NO. 866678 10 5                                          Page 3 of 5 Pages
---------------------                                          -----------------

ITEM 1. NAME OF ISSUER

     (a)  Name of Issuer: Sun Community Bancorp Limited

     (b)  Address of Issuer's Principal Executive Offices:

          2777 E. Camelback Rd, Ste 375
          Phoenix, AZ 85016

ITEM 2. NAME OF PERSON FILING

     (a)  Name:

          Capitol Bancorp Ltd.

     (b)  Address of Principal Business Office:

          200 N. Washington Square, Suite 440
          Lansing, MI 48933

     (c)  Citizenship:

          United States of America

     (d)  Title of Class of Securities:

          Common Stock, No Par Value

     (e)  CUSIP Number:

          866678 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss. 240.13D-1(b) OR ss. 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ]  Broker or dealer registered under Section 15 of the Act.
     (b) [ ]  Bank as defined in section 3(a)(6) of the Act.
     (c) [ ]  Insurance company as defined in section 3(a)(19) of the Act.
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.
     (e) [ ] An investment adviser in accordance with ss.240.13(d)-1(b)(1)(ii)(E).
     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).
     (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(ii)(G)
     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.
     (j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                                  SCHEDULE 13G
---------------------                                          -----------------
CUSIP NO. 866678 10 5                                          Page 4 of 5 Pages
---------------------                                          -----------------

ITEM 4. OWNERSHIP

     All ownership information is as of December 31, 2000.

     (a)  Amount Beneficially Owned: 2,815,521

     (b)  Percent of Class: 48.47%

     (c)  Number of shares as to which the person has:

           (i) sole power to vote or to direct the vote: 2,815,521

          (ii) shared power to vote or to direct the vote: 0

         (iii) sole power to dispose or to direct the disposition of: 2,815,521

          (iv) shared power to dispose or to direct the disposition of: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP

     Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not Applicable.

                                  SCHEDULE 13G
---------------------                                          -----------------
CUSIP NO. 866678 10 5                                          Page 5 of 5 Pages
---------------------                                          -----------------

ITEM 10. CERTIFICATION

     By signing below the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     Date: February 14, 2001
                                           -------------------------------------

                                     Signature: /s/ Cristin Reid English
                                                --------------------------------

                                     Name: Cristin Reid English, General Counsel
                                           -------------------------------------

     Attention: Intentional misstatements or ommissions of fact constitute federal criminal violations (See: 18 USC 1001).